Illustration sample calculation

Illustrated contractowner:

         Male Issue Age 45 Standard Nonsmoker, Face Amount $120,000, Death Benefit Option 1, $2,250 planned annual premium paid annually on the policy anniversary

Current Cost of Insurance Rates,  Hypothetical  Gross Annual Investment Return =
12%

Policy Value

Policy Value = [Beginning Policy Value + Net Premium - Monthly Deduction] x (Net Investment Factor)

Derivation of Annual SubAccount Rate of Return from Gross Rate of Return

         Net SubAccount Rate of Return = 9.77% = 12% Gross SubAccount Rate of Return - 2.23% Assumed Asset Charges*

              *Asset charges vary by subaccount: Actual Asset Charges deducted from Gross Annual Rate of Return will vary with the contractholder's allocation of premium and policy value between the available subaccounts. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

How the Periodic Deduction for Cost of Insurance and Other Contract Charges Are Made

Net Premium  = Gross Premium - Premium Expense Charge

|X|      The Premium Expense Charge equals 5.25% of Gross Premium received

Monthly Deduction = COI Deduction + M&E Charge + Policy Fee + Administrative Expense Charge

For example, on the fifth policy anniversary for a Male Nonsmoker, issue age 45:

         Net Premium = $2,250 x (1 - .0525) = $2,131.87

COI Deduction = [ (Death Benefit) / (1.0032737) - Policy Value ] x Monthly COI Rate

|X| The current  Monthly COI Rate is 0.0003089

|X| The illustrated Death Benefit is $120,000

|X| Policy Value = End of year 4 Policy Value + Net Premium Received = 8,261.74 + 2,250.00 x (1 - .0525) = 10,393.61

|X| COI  Deduction = [ (120,000) /  (1.0032737)  - 10,393.61 ] x  (0.0003089)  =
$33.73

         M&E Charge = [ 0.0055 / 12 ] x (Policy Value)

|X| Policy Value = End of year 4 Policy Value + Net Premium Received = 8,261.74 + [2,250.00 x (1 - .0525)] = 10,393.61

|X| M&E Charge = [ 0.0055 / 12 ] x (10,393.61) = $4.76

Policy Fee = Currently, $6.25 per month ($10.00 per month guaranteed maximum)

Administrative Expense Charge = [ (Face Amount) / 1,000 x (Administrative Expense Charge rate) ] / 12 = [ (120,000) / 1,000 x 0.35 ] / 12 = $3.50

Monthly Deduction, year 5 month 1 = 33.73 + 4.76 + 6.25 + 3.50 = $48.24

Net Investment Factor

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open

The Net Investment Factor is defined in the contract as (1) divided by (2) where:

         (1) is the net result of:

o the net asset value per share of the portfolio held in the subaccount at the end of the current valuation period, plus

o the per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, plus or minus

o a per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the subaccount (no federal income taxes are applicable under present law).

         (2) is the net asset value per share of the portfolio held in the subaccount at the end of the last prior valuation period.

For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 9.77% net annual effective rate of return:

Monthly Net Investment Factor (Hypothetical) = (1.0977) ^ [(Number of Days in Month) / 365] Where:

|X| ^ signifies "to the power of"

|X| A 365-day year is hypothetically assumed

         For the end of month 1, Policy year 5:
         Net Investment Factor = (1.0977)^[ 31 / 365]  = 1.0079485

The following is a detailed representation of the interim policy value calculations during Policy Year 5:


 Policy     Month   Beginning      Net       Value       COI       M&E      Monthly       Value      Days    Monthly Net    Ending
  Year                Policy     Premium   After        Charge   Charge    Deduction      After       In     Investment     Policy
                      Value                 Premium                                     Deduction    Month     Factor       Value
5          1        8,261.74    2,131.87   10,393.61   33.73     4.76     48.24        10,345.37    31       1.0079485    10,427.60
5          2        10,427.60   -          10,427.60   33.72     4.78     48.25        10,379.35    28       1.0071765    10,453.84
5          3        10,453.81   -          10,453.81   33.71     4.79     48.25        10,405.59    31       1.0079485    10,488.30
5          4        10,488.30   -          10,488.30   33.70     4.81     48.26        10,440.04    30       1.0076911    10,520.34
5          5        10,520.34   -          10,520.34   33.69     4.82     48.26        10,472.08    31       1.0079485    10,555.32
5          6        10,555.32   -          10,555.32   33.68     4.84     48.27        10,507.05    30       1.0076911    10,587.86
5          7        10,587.86   -          10,587.86   33.67     4.85     48.27        10,539.59    31       1.0079485    10,623.36
5          8        10,623.36   -          10,623.36   33.66     4.87     48.28        10,575.08    31       1.0079485    10,659.14
5          9        10,659.14   -          10,659.14   33.65     4.89     48.29        10,610.85    30       1.0076911    10,692.46
5          10       10,692.46   -          10,692.46   33.64     4.90     48.29        10,644.17    31       1.0079485    10,728.78
5          11       10,728.78   -          10,728.78   33.63     4.92     48.30        10,680.48    30       1.0076911    10,762.62
5          12       10,762.62   -          10,762.62   33.62     4.93     48.30        10,714.32    31       1.0079485    10,799.48

Surrender Value

Surrender Charges are calculated as:

[(Face Amount) / 1,000] x (Surrender Charge Factor Per $1,000 Face Amount) x (Surrender Charge Percentage)

The Surrender Charge Factor for a Male Nonsmoker, Issue age 45 is $27.36

The Surrender Charge Percentage for a Male Nonsmoker, Issue age 45, Policy Year 5 is 86%

Surrender Charge = [(120,000) / (1,000)] x (27.36) x (86%) = $2,823.55

Surrender Value = Policy Value - Surrender Charge

Surrender Value, End of Year 5 = 10,799.48 - 2,823.55 = 7,975.93

Death Benefits

         For death benefit Option 1, the death benefit equals the greater of: o The face amount on the date of death, or o The percentage of the policy value shown in the Compliance with Federal Laws Provision.

         For a Male contractowner of attained aged 50, the percentage of the policy value in the Compliance with Federal Laws Provision is 185%

         Death Benefit, end of year 5 = the greater of o Face Amount = $120,000, or o 185% x Policy Value = 1.85 x 10,799.48 = 19,979.04

         Death Benefit, end of year 5 = $120,000

How Calculations Vary for Other Contract Years
Monthly Deduction

o Monthly COI rates vary by attained age

o M&E Charge declines to 0.0015 times Policy Value in years 15 and after o Administrative Expense Charge is 0.20 per 1,000 face amount in years 15 and later

o Policy fee is $16.50 per month in first year, $6.25 per month in years 2 and later

Surrender Value

o Surrender Charge Percentage varies by Policy Year

o Surrender Charge Percentage is zero in years 15 and later

o Surrender Charge Percentages for the illustrated contractowner in other years follow this schedule: o

           Policy Year       Surrender Charge
                                Percentage
                1                  100%
                2                  99%
                3                  97%
                4                  93%
                5                  86%
                6                  79%
                7                  72%
                8                  64%
                9                  56%
               10                  48%
               11                  39%
               12                  30%
               13                  21%
               14                  11%
               15+                  0

Death Benefits

o Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision